Exhibit 23.2

[BDO Letterhead]

North Atlantic Holding Company, Inc.

New York, New York

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated November 13, 2003, relating to the consolidated financial statements of Stoker, Inc., which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/S/    BDO SEIDMAN, LLP

BDO Seidman, LLP

Memphis, Tennessee

May 17, 2004